WARRANT AGREEMENT

         THIS  AGREEMENT  is  made as of  _____________,  ______by  and  between
____________________________________   ("Holder"),  and  Biomasse  International
Inc., a Florida corporation ("Grantor").

                                    RECITALS

         WHEREAS, Grantor desires to grant to Holder and Holder desires to obtain a Warrant (the or each "Warrant") to acquire from Grantor shares of Class B Common Stock of Grantor (the "Shares"); and

         WHEREAS, the parties hereto desire to document their understanding regarding the Warrant to purchase the Shares,

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

         1. Grant of Warrant. For and in consideration of the purchase of ___________ shares of Class B Common Stock as part of a Unit of which the Warrant to acquire the Shares is a part, Grantor hereby grants to Holder _____________ Warrants. Each Warrant carries a right to acquire one Class B Share from Grantor at the price of $1.10 per Share, subject to adjustment. Each Warrant is subject to adjustment in certain events, namely stock dividends, stock splits, mergers, sale of substantially all of the Grantor's assets, and for other extraordinary events in which additional shares of Class B Common Stock of the Grantor are issued in a transaction not involving cash consideration. The adjustment will be by increasing or decreasing the amount of Shares subject to each Warrant in the same proportion as the increase or decrease in additional shares of Class B Common Stock of the Grantor outstanding, fully diluted, after such transaction.

         2. Exercise of Warrant. Each Warrant shall be exercisable at any time, in whole or in part at any time prior to midnight, Pacific Daylight Time, January 31, 2002. The Warrant and all shares of Common Stock issued upon exercise of the Warrant by Affiliates and Non-Affiliates will be restricted securities, and in the future may be sold under Rule 144. Rule 144 provides, in essence, that a person holding restricted securities for a period of one (1) year may sell every three (3) months, in brokerage transactions and/or market maker transactions, an amount equal to the greater of (a) one percent (1%) of the Corporation's issued and outstanding Common Stock or (b) the average weekly trading volume of the Common Stock during the four (4) calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who is not an Affiliate of the Corporation and who has satisfied a two (2) year holding period. The Warrants and all shares of Common Stock issued upon exercise of the Warrant will bear a restrictive legend and be subject to stop transfer instructions consistent with the foregoing.

         3. Expiry Date. The Warrant expires at midnight, Pacific Daylight Time, January 31, 2002. The Grantor may at his sole discretion extend the expiry date of the Warrant.

         4. Method of Exercise. The Warrant shall be exercisable by a written request signed by an authorized representative of Holder or his assigns which shall (a) state Holder's election to exercise the Warrant; (b) the person in whose name the certificate for such Shares is to be registered, his address and social security number; (c) be delivered in person or by certified mail to Grantor or Warrant Agent, if any.

         5. Assignability of Warrant. If sold as part of a unit, the Warrant may be detached from the Unit. Whether sold as a unit or not, the Warrant may be assigned or sold by Holder at any time during the term of the Warrant, subject to any resale limitations set forth in paragraph 2 above, by providing to Grantor (a) a written notice of such assignment, (b) clearly identifying the assignee or the purchaser with his name, his address and social security number;
(c) be delivered in person or by certified mail to Grantor or Warrant Agent, if any.

         6. Representations and Warranties of Grantor. Upon exercise of the Warrant in full by Holder or his assigns, the Shares underlying the Warrant shall be free and clear of all liens, claims, charges and encumbrances. Grantor agrees to indemnify and hold harmless Holder in connection with any claim, loss, damage or expense, including attorneys' fees, trial and appellate levels, in connection with any breach of the foregoing.

         7. Survival of Representations and Warranties. The representations, warranties, covenants and agreements set forth herein shall be continuous and shall survive the termination of this Agreement or any part thereof.

         8. Miscellaneous.

         a. Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the transactions contemplated hereby, and this Agreement supersedes in all respects all written or oral understandings and agreements heretofore existing between the parties hereto.

         b. Counterparts. This Agreement may be executed in one or more counterparts, and all such counterparts shall constitute one and the same instrument.

         c. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process with regard hereto shall be in writing and shall be deemed to have been duly given, when delivered by hand or three (3) days after deposited into the United States mail, by registered or certified mail, return receipt requested, postage prepaid.

         d. Additional Documents. At any time and from time, the parties hereto shall execute such documents as are necessary to effect this Agreement.

         e. Jurisdiction; Venue. The parties to this Agreement agree that jurisdiction and venue shall properly lie in the Thirteenth Judicial Circuit of the State of Florida, in and for Hillsborough County, Florida, or in the United States District Court for the Middle District of Florida (Tampa Division), with respect to any legal proceedings arising from this Agreement.

         f. Attorneys' Fees. In the event any suit or legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys' fees, including attorneys' fees for any appeal, and costs incurred in bringing such suit or proceeding.

         g. Governing Law. This Agreement has been negotiated and prepared and shall be performed in the State of Florida, and the validity, construction and enforcement of, and the remedies under, this Agreement shall be governed in accordance with the laws of the State of Florida.

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                            HOLDER:



                                            -----------------------------------


                                            GRANTOR:

                                            Biomasse International Inc.,

                                            By:_________________________________

                                            Its:________________________________